Exhibit 99.2

EXTREME NETWORKS

April 25, 2006, 5:00 PM ET

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks Q3 earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should require operator assistance during the conference, please press the star key followed by the zero. As a reminder, this conference is being recorded today, Tuesday, April 25, 2006. I would now like to turn the conference over to Bill Slakey, Chief Financial Officer with Extreme Networks. Please go ahead sir.

Bill Slakey:	Thank you, operator. Good afternoon everyone. On the call with me today is Gordon Stitt, President and CEO of Extreme Networks. This afternoon we issued a press release announcing our financial results for Q3 of FY 2006. A copy of this release is available on our website at www.extremenetworks.com. This call is being broadcast live over the Internet today and it will be posted on our website and available for replay shortly after the conclusion of the call.

Let me note that some of the remarks made during this call may contain forward-looking statements about financial and business guidance, product introductions, customer development and a prospective real estate transaction. These reflect the company’s current judgment on these issues. Because such statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed during the call, all important factors that could cause actual results to differ materially are contained in the company’s 10-Qs and 10-Ks on file with the SEC and available on our website.

And with that, let me turn the call over to Gordon Stitt.

Gordon Stitt:	Thanks, Bill. And thanks to everyone for joining us. I’ll begin this call with a summary of the financial results, review some quarterly highlights and then spend a few minutes talking about our strategy. Bill will then follow with a detailed discussion of our financials.

This quarter was a disappointment to us. Our revenue missed our internal goals and our guidance. The top line miss impacted our bottom line masking some good progress on cost control. We’re working very hard to do better.

We continue to execute on our stock buy-back program and entered into a contract to sell our campus for $70 million. For the second time, Avaya sales accounted for 10% of revenue. This includes sales through Avaya and through Avaya business partners reflecting our strong focus on converged network sales.

Net revenue for the quarter was $85.5 million and net income for the quarter was $2.8 million, or $0.02 per diluted share on a GAAP basis. Excluding stock-based compensation expense of $1.3 million, non-GAAP net income for the quarter was $4.2 million or $0.03 per diluted share. This is a decline from the $0.06 per diluted share on a non-GAAP basis in the December quarter, but an increase on a year-over-year basis.

We increased gross margins during the past quarter. This marked nine consecutive quarters in which gross margins have increased on a year-over-year basis. Our gross margins for the third quarter on a GAAP basis were 54.1 percent and excluding expense for stock-based compensation, gross margin was 54.3 percent. This is an increase from 51.4 percent from the same quarter of last year. Again, this was the ninth consecutive quarter of gross margin increases on a year-over-year basis.

During Q1, we announced a $50 million stock repurchase program and during the two quarters we have repurchased $20.6 million in stock so we are executing to our internal plan and will continue to do so going forward. Bill will go into a little more detail a little later.

Let me talk about some operational actions first. During the previous quarter, we executed on a number of plans to improve our top line performance, particularly in the US. We began recruiting last quarter to increase our sales head count but did not meet our internal goals.

We believe that incremental revenue opportunities are available with better sales coverage and we have stepped up our efforts considerably. We now have dedicated recruiters focused on growing our sales organization and we expect to meet our hiring goals this quarter.

During Q2, we re-engineered our US channels program and began recruiting both data-centric and converged resellers. This new reinvigorated program is taking hold and we’re getting excellent reviews from our reseller base. We’re hitting our goals for channel recruitment and hitting our goals for reseller certification and training.

As we move forward through this calendar year, we expect to see increased leverage and more significant contributions from our channels in North America.

We are currently recruiting a vice president of sales for the Americas and expect to make an appointment before the end of the quarter.

So, that’s a brief review of the tactics that we are executing in our field organization to get the revenue line growing. Clearly, to reignite the growth of our company it will take more than adding sales people. In this market, we have to meet customers’ needs and provide a future vision that the market embraces. This combination will drive our growth.

At this point, I’d like to review our strategy for going forward, talk about our vision and some upcoming events that we expect that will play a role in re-energizing Extreme.

First let me address customer needs and talk in reference to our two key markets, Metro Ethernet and Large Enterprise.

First, a few comments about Metro Ethernet. I will keep my comments relatively brief as we talked about this extensively at our analyst meeting in February. The Metro Ethernet market is entering its second phase. The first phase, in which we were very successful, can be characterized as an IP-centric, high-performance, low-cost business network. The builders of Metro Ethernet networks addressed business customers with the promise of much higher performance than could be achieved with traditional TDM technologies or voice over TDM technologies.

The flexibility of Ethernet allowed carriers to build out networks very quickly and deliver what we call Ethernet economics. It is very low cost of capital and very low cost of operations that allows for break-through bandwidth pricing. The strength of Ethernet is the economics. The limitation is the ability to deliver deterministic services that legacy voice technologies such as Sonet deliver. Extreme has developed extensive QoS capabilities early in the market cycle to overcome this limitation. This allowed our customers to deliver better than “best efforts” Ethernet service and to capture more customers. During this phase of the market, there was tremendous growth as carriers captured those business customers that were focused on economics and performance.

That market has been running strong for five years now and has been very successful for us. But the market is changing and we are poised at the start of a new growth cycle that we believe will begin during the latter part of this calendar year, perhaps early next.

To capture the broader metro market, Ethernet technology must provide the scale, the subscriber management and the broad range of services that traditional TDM or IP over TDM technologies have provided. The market itself is ready itself for Ethernet economics.

Over the last five years, we’ve developed a deep understanding of Metro Ethernet requirements and put that customer knowledge together with our technology teams to come up with what we call “Multi-Dimensional Ethernet.” This service layer that we build on top of Ethernet economics allows carriers to deliver a broad range of services - including voice - to both residential and business customers. To do this requires several technologies and solution sets. To deliver voice, a very fine-grained traffic management is required and to deliver residential services requires subscriber management and dramatic scale. Again, we talked about this quite a bit at our analyst conference in February so I won’t repeat the discussion of technology here.

Our first multi-dimensional Ethernet product, the BlackDiamond 12K which was code-named Olympic, was delivered to customers during March, on time, I might add. We had extensive trials that began last year and we were able to recognize revenue from some of those customers during the quarter. This is our first product in this new category and brings a rich set of capabilities to the market. Capabilities that our competitors can’t match. We are excited about this opportunity and will continue to invest in meeting the needs of this next generation of Metro Ethernet roll outs.

A larger part of our business is Enterprise, specifically large and mid-size enterprise customers across a fairly broad range of industries. It is clear from enterprise customers, either through our direct experience, or through consolidated information from market research firms, that there are two topics that are top of mind for enterprises in their consideration of network requirements: convergence and security.

Let’s talk about convergence first. In the near term, convergence means Voice-over IP support and we have a broad set of initiatives to offer best in class voice-over IP.

On the technology and product side, our switching platforms have extensive QoS support, which is a baseline requirement for voice-over IP. QoS, Quality of Service, is one of our core competencies. It is an area where we’ve been investing for ten years now and an area where we have extensive intellectual property.

The other area that we’ve been investing in is high availability solutions. Converged networks require a higher level of network reliability, referred to as availability, than do traditional data networks. A blip in network availability of only a few seconds can have a major impact on a voice call but would be relative minor in a pure data network. Now, we’ve developed hardware and software solutions that deliver high availability, but we’ve also developed network protocols that keep the network running when failures do happen. One of these protocols, EAPS, which is an acronym for Ethernet Automatic Protection Switching, is widely deployed and delivers high availability with response times similar to that of traditional TDM telephony networks. EAPS is a key differentiator for us in this market place and one of the technologies that we deploy to deliver high availability.

Now, our strategic partnership with Avaya puts us in a unique position to deliver our technology to the market and through our joint development provides unique capabilities that ease the installation, deployment and maintenance of these systems. This quarter, 10 percent of our revenue came through Avaya channels, the second quarter that this has occurred.

We have joined together with many customers to provide an open approach for delivery of voice-over IP. The open approach that we provide gives customers choices and it’s in stark contrast to Cisco’s proprietary single-vendor approach.

Next week at the Interop show in Las Vegas, I will have the privilege of sharing the podium with Don Peterson, CEO of Avaya, at our joint keynote address where we will discuss our open approach to converged networks.

Also, at Interop, Extreme and Avaya will be providing the converged infrastructure for the show. We will be highlighting some of the jointly developed technologies in the Interop ShowNet Operations Center. These products provide a simple way to effectively manage large scale converged networks.

Also, later this year, we will be providing a network infrastructure for the FIFA World Cup in Europe of which Avaya is an official sponsor. This will be the largest converged communications network ever built for a sporting event with over 30,000 devices connected and will provide voice and data for press, teams and event participants.

Overall, I’m very happy with our ability to deliver best-in-class converged solutions to enterprise customers throughout our addressed markets.

The second area of critical requirements in enterprise is in security. You all know that this has been a very robust market for the last several years with a number of companies achieving dramatic success in this dynamic, growing market. It is also a complex market with a number of different strategies being proposed by different users and by different vendors.

This market represents challenges and significant opportunities. Our approach is to study this market and determine how we can add significant value to customers while leveraging our core technology strengths to offer unique solutions. Let me be clear, we don’t have any intention to take on incumbent point products or solutions - those problems have been solved. What we are doing is embedding security in the network and finding ways to provide strong solutions by leveraging the network infrastructure.

One example of our core technology is called CLEARflow. CLEARflow is an ASIC-based programmable security rules engine that is built into our network core products. Because CLEARflow is ASIC-based, it operates at full 10 gigabit per second speeds, making it very high performance and suitable for use even in the largest networks.

CLEARflow is a tool, an underpinning technology for the delivery of embedded network security. It allows security to be delivered on every port of the switch as opposed to the inline model that the rest of the industry uses.

Now let me explain this. Traditional security solutions are placed in-line –that is, between two network elements and they secure that network connection and only that network connection. Our switch-based embedded security is actually in the switch so it can protect all network connections that are connected to that switch. The programming that we provide for CLEARflow is done in conjunction with the security appliance, something we call a Virtual Security Resource, or VSR. The VSR can be connected anywhere on the network. It automatically programs CLEARflow and provides advanced analysis capabilities. This network model, a switch with embedded security combined with a VSR, is our strategy to deliver security in differentiated fashion.

Last year, we introduced our first VSR under the Extreme brand, the Sentriant. You can expect us to introduce additional security products during this year that provide additional VSRs that can deal with new security threats. This model will allow us to continually evolve our security solutions through new products but also and perhaps more importantly, through partnerships.

The exciting part of the VSR model is that we at Extreme don’t need to design and build the VSRs. We provide an open interface into CLEARflow and through that, work with partners to allow them to provide VSRs that embed their security solutions into the network. This is a very powerful model and is something that is unique in the industry. The concept of openness and the ability to truly integrate a broad range of security solutions gives customers choices.

So, we’ve talked about the Metro Ethernet market entering its next phase of growth and how we are well-positioned. We talked about our enterprise business and how we have unique solutions for conversions. And we just talked about security and our unique approach to build security into the network with partners. It’s a pretty broad agenda and how do we plan to do this? And most importantly, how can we provide unique benefits to our customers and to the market that will help us grow our business?

The answer to this lies in our core technology investments and how those core investments put us in position to capitalize on where the market is going. Both of our primary markets, Metro Ethernet and large/mid-sized enterprise are moving toward intelligent networks.

As we discussed in Metro Ethernet, it’s about delivering services to residential and business customers and about customization of those services. To do this, the network has to be smarter in understanding the traffic that is being carried and being able to act on that. In the enterprise, two key trends, voice-over IP and security, also rely on increased intelligence in the network. Voice-over IP needs the intelligence to ensure that conversations are not disrupted. Security needs to have traffic that can be inspected, authenticated and ultimately directed. All this required intelligence relies on an integrated network core and network edge, and most importantly on software, which highlights the importance of our most important investment, specifically our investment in our Extreme XOS, our modular operating system.

I’d like to spend a couple of minutes talking about the history of XOS, where it started and how we have invested in the last four years, how we have increased the capabilities and where this technology will take us in the future. I’ll also address how we are uniquely positioned.

We introduced XOS in late 2003 in our BlackDiamond 10K core switch. At that time, it was the first Linux-based networking operating system for enterprises. The Linux foundation allowed us to build in many capabilities, the first of which was high availability. Work actually began in late 2000, when we first started developing XOS by rewriting and importing ExtremeWare, our initial network operating system to Linux. We restructured the code for high availability and then chose a platform that could extend that high availability.

In 2004, we opened up XOS by announcing Open-XML interfaces. This invention provided the foundation to have the network inter-operate with other devices and with applications. By adding XML interfaces, developers could develop products, whether they be appliances such as security appliances, or software such as network monitors that could interact with the network, and provide intelligence and provide that intelligence over an open interface that would encourage innovation. So, first we developed high availability in the platform. Then we opened the interfaces with XML.

In 2005, we delivered the first two integrated applications. First, was jointly developed with Avaya, and that’s called CNA, or Converged Network Analyzer. CNA provides embedded virtualized analysis of the ability of the network to carry and route voice calls. You can see CNA demo’d in Interop.

Second application was our Sentriant VSR. Now, I talked earlier about VSRs, how VSRs utilize security in the switch to provide a network-wide solution. Now we’re in 2006 and we’ve built a foundation. We have high availability, open interfaces and two applications. Let’s call these two applications proofs of concept. And we’ve been out showing the industry what can be done with this platform and this year, in 2006, you will see us announce a series of partnerships with other companies, all innovators in their respective product categories, that have developed solutions that link with XOS and build upon the foundation that we’re delivering. This series of integrated solutions will dramatically increase the intelligence in the network and position us to meet the evolving needs in metro, convergence and security.

So, why do customers care and how will this drive growth? Because customers want choices. They want solutions that are integrated, that meet their needs today. Most importantly, they want intelligence in the network and a simple way of managing that intelligence. They also want functions, want solutions that are flexible, that give them choices and will evolve with them. We are in a unique position to accomplish that. We’ve spent the last several years putting the foundation together and this is the year that we’ll deliver solutions.

So, that is our vision: an intelligent network, one running a consistent open operating system that provides the foundation for delivery of evolving network services.

Now I would like to conclude my comments with the review of some of our many customers that rely on our open approach to converge networks to run their businesses.

First of all, the Rocky Mountain Clothing Company, a Western wear apparel maker with a rich 85-year history, selected an all-Extreme infrastructure to enhance its business. The company sought an entirely new network that supports converged voice, video for its collaboration applications and support of a much faster information uptake from its thousands of retail partners. Extreme was chosen over Cisco Systems based on our high availability, ease of management and wire-speed performance. Just as importantly, the Extreme open infrastructure approach gave Rocky Mountain Clothing flexibility to choose an IP Telephony vendor that suits them best.

Our converged network and wireless LAN solutions are also key to allowing customers to innovate and support rich communications environments. For example, in healthcare, Extreme and our partner Avaya, have built a fully revitalized network and IP telephony system for the Angleton Danbury Medical Center just outside of Houston, Texas. This medical facility made an ambitious upgrade to support wireless technology with our Summit WM solution and a new wired network that is both reliable and resilient for voice and data. They now have wireless throughout all of their buildings, working to improve bedside patient care, optimize daily business operations and support dynamic healthcare applications, such as electronic charting, a PACS imaging system, wireless voice and Telemedicine featuring full duplex video.

In Georgia, The Faus Group, a leading manufacturer and distributor of high-quality flooring, selected Extreme for a new wireless LAN implementation as well as a converged Voice network throughout its facilities. The Wireless network covers 100,000 square foot facility providing consistent connectivity that saves time and costs. The Extreme solution delivers secure connectivity and one network for both wired and wireless.

Education continues to be a strong user of Extreme’s high performance technology to support education applications as well as voice and video. Some recent wins are highlighted with Gardner Webb University in North Carolina, Kansas State University, the University California at San Francisco, the Hamilton Wentworth School District of Ontario, Canada and the Panama Buena School district in southern California.

As I mentioned earlier, we launched a technology platform called “Multi-Dimensional Ethernet” in early last quarter. This greatly improves the Carrier’s ability to offer advanced services, utilize standards-based Ethernet to scale VPNs and to direct subscribers to a variety of different content networks. Multidimensional Ethernet allows residential Triple Play and business LAN services to be offered on the same network in a low-cost and scalable deployment. Early deployments of Multidimensional Ethernet on our new carrier switch, the BlackDiamond 12K, have been promising, include ten customers, highlighted with Wilhelm Tel of Germany, which is rolling IPTV to new residential markets.

And with that, I’ll turn things over to Bill.

Bill Slakey:	Thank you, Gordon. I’m going to briefly review our financial results for the quarter and then provide you with some information regarding our outlook for Q4.

The results we are announcing this afternoon are at the high end of the range we laid out in our preliminary results which were released on April 6. This was a quarter in which we once again improved on our year-over-year profitability both in dollar and percentage terms and I think it’s fair to say we’ve have improved our business model a great deal over the past year.

We saw brisk revenue growth in European operations and in some parts of Asia. We also saw signs of improvement in the US with revenues up 6 percent sequentially. At the same time, our results in the US and Japan were ultimately below our plans entering the quarter. As Gordon has discussed, we’ve already taken several steps to improve business in both areas.

On the balance sheet, cash generated from operations was in line with profitability and we continued our $50 million share re-purchase program. We have now re-purchased 3.4 percent of the shares that were outstanding when we announced the program in October.

Now, turning to revenues, revenue for the quarter was $85.5 million consisting of $69.2 million in product revenue and $16.3 million in service revenue. Our book to build was below 1:1. Service revenues were up 8 percent compared to the year-ago quarter and up 3 percent sequentially. Product revenue decreased 10 percent sequentially and year-over-year.

Shipment of modular products represented 45 percent of sales with stackable products representing 55 percent. This is consistent with the mix in Q2. The split of Enterprise sales and service provider sales was 75 percent to 25 percent, similar to Q2 and generally consistent with our typical mix. XOS-based products continued to increase as a percentage of our total revenues. All told, sales of XOS-based products represented 30 percent of product bookings, up from 25 percent of total bookings in the second quarter.

We did ship the BlackDiamond 12K units for revenue during the quarter, and we saw solid contributions from the BlackDiamond 10K and our XOS-based stackables as well. Sales of some of our older chassis and stackable products declined, which is consistent with a shift towards newer products. New bookings for PoE ports were up sequentially. We saw a solid increase in the sale of PoE blades for the BlackDiamond 8800. New bookings of PoE ports represented more than 10 percent of our total port bookings. We expect PoE ports to continue on a growth trajectory driven by demand for IP Telephony and wireless.

Booking through our Avaya channels, both direct and resellers, increased sequentially and were approximately 10 percent of total product bookings. This was a solid rebound off a seasonally slow quarter for Avaya sales in December. Avaya revenues were up sequentially in the US, in EMEA and in Asia, and in total were up more than 25 percent compared to Q3 a year ago.

Looking at revenues geographically, in EMEA, our European operations which include the Middle East and Africa, our revenues were $33.5 million for the quarter, up a very good 22 percent compared to the same quarter a year ago and up 7 percent sequentially in what is typically a down quarter. During the quarter, we saw strong growth in Germany, Eastern Europe and France in particular. Our performance in Europe has been very good through the fiscal year with sales up 15 percent on the year-to-date basis.

Revenues in Japan were $7.7 million, down from $11 million sequentially. This was a disappointing result after two consecutive quarters of flat-to-up revenues. We’re working to expand our enterprise channel in Japan and we anticipate adding new channel partners shortly. In addition, the BlackDiamond 12K is in testing with a number of Japanese carrier customers.

Looking at Asia outside of Japan, revenues were $9.3 million, down, as expected, from an unusually high $16.6 million in the December quarter. Revenues in Asia are lumpy for us from quarter to quarter as a result of high contribution from the service provider business and high concentration of larger enterprise customers, but on a year-to-date basis, revenues in Asia Pacific are up 21 percent compared to last fiscal year.

In the US, revenues were $33.9 million, up 6 percent from $31.9 million in the December quarter. While these revenues were lower than we had anticipated, we did see some encouraging signs during the quarter, including response to our channel program changes and increased sales through our Avaya channel partners. Gordon has taken you through the steps we’re taking to address our revenue growth in the US. Combined with a usually positive impact from seasonality in June, we’re optimistic that the table is set for a better result in the coming quarter.

The cost of goods and operating expense figures in comparisons I’ll now be discussing as I turn to costs and expenses will not include stock-based compensation expenses. These expenses added $1.3 million to our total costs for the quarter. For those of you who want to note it in your model, the breakout of these expenses by P&L line item in the quarter was as follows: $147,000 increase to product costs, $77,000 increase to service costs, $500,000 increase to sales and marketing expense, $363,000 increase to R&D expense and a $228,000 increase to G&A expense. This breakout is also included in table form in our press release.

Looking at gross margins: Total gross margins as a percentage of sales were 54.3 percent. This was down from 55 percent sequentially and up from 51.4 percent in the third quarter a year ago. Product gross margins were 56.2 percent compared to 56.7 percent in the December quarter and 53.5 percent in the year ago quarter. Product margins are down sequentially due primarily to lower volume. They are up on a year-over-year basis primarily as a result of lower overhead costs and per unit product costs.

Service gross margins were 46.5 percent compared to 46.8 percent in the December quarter and 40.6 percent in the same period a year ago. Service gross margins are up on a year-over-year basis as a result of lower return rates, lower per unit repair costs and better pricing. Service margins are down slightly sequentially as a result of costs incurred to comply with upcoming environmental regulations in Europe.

At 54.3 percent total gross margins, we are operating in the target range of gross margins that we had previously laid out for investors. We do believe that gross margins on both products and services can continue to improve over time through a combination of higher revenue, operational improvement and new product sales. That said, given the number of pricing, mix, cost and volume variables involved, we do not expect gross margins will improve lock step each and every quarter.

Turning to operating expenses, sales and marketing, R&D and G&A expenses for the quarter were $43 million, not including stock-based compensation. This was down from $44.4 million sequentially and from $46.5 million in Q3 a year ago. Sales and marketing expenses declined by $800,000 sequentially primarily as a result of lower compensation costs. R&D expenses declined by $1.1 million due primarily to lower engineering project related expenses.

Compared to Q3 of last year, sales and marketing, R&D and G&A expenses are down $3.5 million. Expenses in the year ago quarter include higher engineering project costs, higher R&D costs associated with the amortization of warrants related to the Avaya agreement, higher R&D and sales costs related to the introduction of the BlackDiamond 8800 and higher G&A expenses related to legal activities and Sarbanes-Oxley compliance.

Also included in total operating expenses in Q3 a year ago was a $2 million expense related to a technology agreement signed during that quarter. Including that cost, total operating expenses are down $5.5 million from a year ago.

Head count at quarter end stood at 820, down from 835 at the end of December quarter. Headcount was lower in manufacturing operations and in some G&A areas.

Looking at net income: In Q3 on a GAAP basis, we reported operating profits of $2.1 million. Adding in $1.4 million in net other income, results in a profit before tax of $3.5 million, and a profit after tax of $2.8 million or $0.02 per share on a diluted EPS basis. On a non-GAAP basis, excluding $1.3 million in stock-based compensation, operating profitability was $3.4 million or 4 percent of sales. Profit after tax was $4.2 million or $0.03 per share on a diluted basis. This was up from a loss of $1.2 million or a loss of ($0.01) per share in the third quarter a year ago as better gross margins and lower expenses in the current quarter offset the impact of lower revenues compared to Q3 a year ago. The tax rate for the quarter was 19 percent. Total shares used to calculate diluted EPS in the current quarter was 122.8 million. Total shares outstanding at quarter end were 119.8 million, down 2.5 million from the end of the December quarter.

Looking at the balance sheet: Cash, cash equivalents and short-term investments in marketable securities on April 2nd totaled $444.7 million, down $11.6 million sequentially.

Cash flow from operations during the quarter was $3.1 million. Net inventory at quarter end was $20.6 million, down slightly from the end of Q2. Inventory turns stood at 8 for the quarter, in line with the December quarter. Accounts receivable were $27.5 million, down from $33.6 million sequentially. DSOs at quarter-end stood at 30 days, down from 33 days at the end of Q2. Accounts payable were $21.6 million, down slightly sequentially.

Current deferred revenue was down $3.4 million in the quarter. This is due primarily to the seasonal pattern in our service bookings which are typically down in Q3 because customers prefer to arrange annual renewal dates that fall in the December and June quarters, rather than March. This coincides with customer fiscal year-ends.

During the quarter, we used $13.8 million to repurchase 2.8 million shares, reflecting a pace that was generally in line with our previous stated goal of completing our $50 million program within a 12-month period. To date, we’ve used $20.6 million to repurchase 4.2 million shares since the beginning of the program.

Some other items to note: depreciation and amortization for the quarter was $4 million and capital expenditures for the quarter were $2.9 million.

Of note relating to the balance sheet, yesterday we announced that we had signed an agreement to sell our real estate in Santa Clara for a price of $70 million. The sale is contingent on successful rezoning of the property for residential development. We anticipate that process will take 15-21 months and that the sale will be completed at the end of that time. We anticipate moving to a new facility in the Santa Clara area in calendar year 2007.

Some notes on the sale: We will receive the purchase price when the sale is complete. The book value of the campus and equipment that will be left in the buildings is between $35 million and $40 million, depending upon final decisions on equipment that will be made at the time we relocate. We anticipate that previous net operating losses will be used to offset taxes due, if any, on the sale of the campus.

Turning now to Q4: Given our recent results relative to our own expectations, we’ve decided to suspend offering specific financial guidance for upcoming quarters. Instead, we will offer some thoughts on issues or trends that could affect our financial performance positively or negatively in the coming months.

Looking first at revenues: On the plus side, the June quarter is typically a seasonally a strong quarter for us. Many of our state and local government and educational customers have fiscal year-ends which can lead to more spending decisions. It is also our fourth fiscal quarter which has a positive impact on our sales teams. Our product line will be improved with the BlackDiamond 12K product being available in both the carrier configuration that was introduced last quarter and an enterprise configuration.

On the revenue risk side, as Gordon mentioned, our plans include hiring a number of new sales people. The rate at which we are able to get these people on board and productive will be an important gating item to our success.

On gross margins: On the plus side, were revenues to improve this quarter, the incremental volume would be a positive for both our product and services gross margin. At the same time, on the product side, we will be seeing some incremental costs associated with the early ramp of the BlackDiamond 12K production, and on the services side, we will see some incremental costs associated with upcoming environmental regulations.

On operating expenses: We’ve done a very solid job in controlling expenses over the last nine months. However, we believe additional sales headcount in marketing expenses will play an important part in increasing our revenues in returning the positive year-over-year revenues comparison, particularly in the US. We will also continue to drive our XOS-based new product cycle, which is likely to increase R&D spending slightly as well.

We have previously laid out a target operating model of 54 to 57 percent gross margins and operating expenses in the range of $44 to $46 million quarterly. While that remains a target for us, there will be quarters in which we operate above or below those ranges as a result of near-term opportunities or near-term issues.

As for the balance sheet, we will continue to monitor our balance sheet metrics, which I believe are generally very good relative to our peers in the industry and we expect to continue our share re-purchase program.

As always, I will note that there are risks associated with our business. Investors should note that our quarters are back-ended loaded with approximately 50 percent of our business done in the last month of the quarter, so it is fair to say our visibility can be limited. And it is still a case where one or two large deals a quarter can make the difference between sequentially up or sequentially down revenue.

And with that, let me turn the call back over to Gordon.

Gordon Stitt:	Thanks, Bill. To conclude, I want to thank our team of very dedicated employees here for their very hard work in the last quarter and I’m particularly proud of the team delivering our new carrier platform Olympic, the BlackDiamond 12K, on time with a very, very successful launch. And with that, I’d like to open the call to questions.

Operator:	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star key followed by the one on your push-button phone. If you would like to decline from the polling process, please press the star key followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order in which they are received. If you are using speaker equipment, you may need to lift the handset before pressing those numbers. And our first question comes from Mark Sue with RBC Capital Markets. Please go ahead.

Jennifer Tennenbaum:	Yes, hi. This is actually Jennifer Tennenbaum dialing in for Mark. A couple of questions, if I could. First, could you talk about trends in North America, what you’re seeing on the enterprise side and the federal government, and also can you talk about what you missed in Japan. Was there not enough of a fiscal year spending flush?

Gordon Stitt:	Hi, Jennifer. This is Gordon. On Japan, you know there’s not been a big year-end flush actually for some time. We used to see that when the government was pumping a lot of money into the market, particularly into the universities giving them end-of-year money to spend. But we’ve recently, and I say recently in the last couple of years, we’ve seen a more conservative approach.

On the North American markets, we were disappointed by our federal performance, but as I mentioned last quarter, we did appoint a new leader there and to build up that pipeline, we expect would take more than one or two quarters.

Jennifer Tennenbaum:	And then could you just talk about what you’re seeing in terms of competition? Any changes there? And just the pricing environment?

Gordon Stitt:	No major changes in competition and no major adjustments in pricing. I think, you know our issue is primarily one of coverage right now and we hope to remedy that.

Jennifer Tennenbaum:	And could you just repeat the share repurchase numbers? I missed that. At what you did for the quarter—

Gordon Stitt:	Yes, just a minute. Bill’s looking at it. It was $13.8 million year-to-date. Right?

Bill Slakey:	$13.8 million during the quarter to repurchase 2.8 million shares, and program to date: $20.6 million to repurchase 4.2 million shares.

Jennifer Tennenbaum:	Thank you very much.

Bill Slakey:	Thank you. Next question, please.

Operator:	Our next question comes from Alex Henderson with Citigroup. Please go ahead.

Alex Henderson:	Hey guys. I’ve got a couple of questions for you. The first one is you’ve been talking about your open system architecture now for quite awhile. You’ve had a program with Avaya where they’ve utilize the open architecture for quite awhile. Yet, you seemingly haven’t really announced a lot of adoption of other companies taking advantage of that technology and getting to the point where people are actually utilizing that to drive your strategy. Without that, one has to wonder if you can actually drive a competitive edge in the marketplace without somebody actually stepping up to the plate and taking advantage of the open system characteristic. That is I think at the heart of what you are trying to do. Where are we on that? Can you give us some updates on when we might see some meaningful announcements on that front beyond the Avaya and the one security product that you got out today?

Bill Slakey:	Yes. And as I mentioned, Alex, we expect to make some announcements over the next several quarters during this calendar year. Most of these relationships take some time to form. The Avaya relationship itself we spent well over a year developing before we made that announcement. And as I lined out in my outline of my formal comments, you know there’ve been various stages we’ve gone through in terms of proof of concept. This is a unique approach and it took quite awhile to develop and to really figure out how to build these open interfaces such that they were usable by others and also such that we could support it.

So, I view the two that we introduced last year, that is Avaya and our Sentriant product as I mentioned, as proofs of concept. You know, we have been working for quite some time with a series of companies to develop additional products and we’ll announce those as soon as we are able.

Alex Henderson:	Can you at least give us some sense as to how many companies are working with you and what the scale of those companies are to whether it is a meaningful number so we can judge whether it is meaningful or not?

Bill Slakey:	Yes, I’m not comfortable saying how many are in the pipeline just because I don’t know how long it will take to announce but I would say that there are both large companies as well as smaller, innovative companies. So, it’s a pretty interesting mix of established large companies, public companies and some smaller private companies.

Alex Henderson:	Second question is on the sales force, cannibalization of your sales force by people leaving or being picked off by other competitors or other industries obviously is part of the contributing problem here. Can you give us some scaling of how much of an issue that is? What number of people left? How many people need to be replaced to be net flat, and what you’re modeling relative to any further potential erosion on that front so we can get a sense of how much work it is just to stand still?

Gordon Stitt:	I’m not comfortable going into too many details there. You know, sales reps do move around in our industry not only from Extreme but to Extreme. What our goal is this quarter is to end up this quarter with more heads than we ended last quarter. A net increase.

Alex Henderson:	Okay. You made the comment that a big part of the potential for improving sales sequentially is hiring sales people. I guess I’m a little confused by that. Wouldn’t you require them to be on board for a couple of quarters for them to really produce any meaningful improvement in revenues or contribute? I assume the sales cycle is still three to six months.

Gordon Stitt:	Yes, that depends of whether we are opening a new territory, which does take longer, or whether we’re putting somebody into an existing territory with existing pipelines and being better able to service that pipeline.

Alex Henderson:	And one last question. On the book to bill front, is it reasonable to think that you’re going to try to get your book to bill back above one, you’re running below one in the quarter but presumably that’s part of the exercise?

Bill Slakey:	Alex, yes, the goal would be to run with book to build above one on a consistent basis.

Alex Henderson:	Thanks.

Bill Slakey:	Thank you.

Operator:	Thank you. Our next question comes from Samuel Wilson with JMP Securities. Please go ahead.

Samuel Wilson:	Good afternoon, gentlemen. A little bit of a follow-up question to Alex’s but could you give us some sense quantitatively kind of the number of quota-carrying sales people you had at the end of last quarter, at the end of this quarter, and what you hope to achieve over the next quarter?

Bill Slakey:	Yes, Sam, we don’t want to get into that specific but general speaking, the number of quota-carrying sales reps was about flat sequentially and we had hoped to have more on board at that point. So that was part of the issue and I won’t go into precisely, you know, what it was: was it flat or up a bit or down a bit down.

Samuel Wilson:	That’s fine, Bill. But, I mean, in general what are you trying to grow? Are you trying to grow it 50 percent, 10 percent?

Bill Slakey:	No, it’s something near – on a year-over-year basis or looking out over the next twelve months or so – it’s something nearer 10-20 than to 50.

Samuel Wilson:	Got it. Okay. And then maybe this is a good question for Gordon, but can you talk a little bit more in depth about Japan. In Japan, the business fell off. Is that still kind of going through the service provider issues? Is spending tailing off there, and the enterprise not ramping yet? And then on the US, you’ve made a number of changes to your channel programs.

Do you think the issue with the quarters here was simply that those haven’t had a chance to work yet or do you think there may be some more tweaking required?

Gordon Stitt:	Bill, in reverse order, on the channel programs, we’ve been tracking that very closely over the last several months and all the signs are pointing in the right direction. I don’t think it’s showing up in a big way in the numbers yet but everything is positive and we see channel partners, new channel partners coming into the fold and we see productivity going up and we have better visibility into their pipelines now so all those signs are positive. I think it’s just a matter of timing on that one.

On Japan, I would generally agree with your remarks that the softness we saw is due to two factors. One is just the lumpiness of carrier spending that we’ve seen and also just not doing as well in enterprise there as we’d hoped.

Samuel Wilson:	Thank you very much, gentlemen.

Gordon Stitt:	Thank you, Sam.

Operator:	Thank you. The next question comes from Subu Subrahmanyan with Sanders Morris. Please go ahead.

Subu Subrahmanyan:	Thank you. My question is on the outlook. I know that you’re not providing specific guidance but is it reasonable to assume that the kind of things going on in your plan, you should see some sort of improvement next quarter especially given the issues you talked about and then in the near-term should we see opex go towards the higher end of the range of what you’ve talked about traditionally because of these hirings that you’re doing?

Bill Slakey:	Okay, Subu, we’re going to specifically not give the specific numeric guidance that you mentioned typically in this quarter, this would be an up quarter for us but we are going to leave it to individuals to determine whether they think that will be the case this quarter and if so, by how much? We aren’t going to go into any specifics there.

On operating expenses, I thing that some of the things that I outlined there were places that I think where spending a little bit more money would benefit the top line and ultimately benefit the bottom line. But again, I’m not going to go into specific targets on spending for this quarter or outlooks beyond that.

Subu Subrahmanyan:	Understood. And then just on the sales side, I know that there’s a lot of different kinds of things going on in the market. But between two or three quarters ago and March, can you just talk about what changed in terms of the sales environment or what necessitated a change as revenues were closer to a $100 million probably 4 or 5 quarters to go and have declined. Could you just talk of what the changes were in terms of the environment?

Gordon Stitt:	Subu, this is Gordon. I’m not sure I can address that in a short answer other then the general observations that we’ve seen. You know, a lot of strength in Europe and we’ve seen a great recovery in Asia, particularly from year-ago results. We’ve seen Japan be soft and that’s not something unique to us. I’ve certainly heard that from a number of companies that sell into the carrier business there that as the markets there prepare for their next generation network, it’s been lumpy for a lot of carrier providers in Japan. I think, you know, the real specific issue is the US or specifically, North America, and that’s where I think we’re a little bit light on our sales coverage, both in existing regions and also in areas where we just don’t have a presence. And that’s our focus in the near-term from purely a sales perspective.

Subu Subrahmanyan:	Thank you.

Gordon Stitt:	Thank you, Subu.

Operator:	Thank you. Next question comes from Jiong Shao from Lehman Brothers. Please go ahead.

Jiong Shao:	Thanks. Hi. I have a clarification first and then three quick questions if I may. Bill, could you please repeat the regional revenue. For some reason, they don’t add up. I’m missing like $1 million.

Bill Slakey:	Right. The difference that you’re missing in 10-K or 10-Q would be classified as other. It’s places like Mexico.

Jiong Shao:	Okay. Got it. That’s easy enough. Excellent. The first question is I think one of you provided an update a couple weeks ago. You talked about pro- forma EPS if I remember correctly was break even. Now you are doing $0.03. Bill, could you just talk about what went to your benefit as you finalized the numbers.

Bill Slakey:	Really a portion of each line item had a little bit coming out better than what we had hoped. The range that we had laid out, not including stock compensation, was break-even to a profit of $0.02 and we are rounding to a profit of $0.03. It is literally a difference of a few hundred thousand dollars on the profit line.

Jiong Shao:	Okay. Great. The second question I had was the BD12K. Could you just give a rough sort of range for the revenue contribution? I know Gordon, you talked about ten customers, highlighting the particular customer in Germany. Could you just talk about some of the primary deployment usages for this particular product?

Gordon Stitt:	Yes, let me touch on that. First of all, we began shipping the BlackDiamond 12K on March 23rd, so it was at the tail end of the quarter. That was our target date to ship. We did have a number Beta sites and all of those Beta sites said that they will use the platform and some immediately ordered and are counted in what we recognized as revenue. So, the number, given there was literally a week or ten days to recognize, was modest but again the reaction from customers was very positive. All of these went into carrier environments. Many of them targeted at an IPTV environment.

And again, looking at the technologies that we developed there in terms of subscriber management, in terms of content delivery management, are really targeted at the residential market which is frankly a new area for us or for our product and our unique ability to handle both residential and business customers on a single platform.

Jiong Shao:	Gordon, just to clarify. Are these products deployed in a way to aggregate the DSLAMs or the…?

Gordon Stitt:	I can’t answer specifically on the customers that we installed because I don’t know the answer to that. But I can tell you that this product is a service-delivery point. And that is it is intended to sit behind a DSLAMs. It can work with residential networks as well as a directly attached fiber-based business customer. So, as we deliver to a broad audience, I think you will see it in all those configurations. I’m just not sure of the specifics of the first few sites.

Jiong Shao:	Okay, last question before I take off. Just quickly, on US softness? You’re talking about US is up 6 percent quarter-over-quarter. That’s not bad in a season of a sort of a slower period in US but yet a step below your internal expectations. Could you just talk about where you feel like you fell a little bit short vis-à-vis internal expectations?

Bill Slakey:	Well, as you say, we saw some evidence of the steps we could take on channel programs, some hiring on the sales team, some marketing of the new products, all showed signs of the success in that we were up sequentially in a seasonally week period, albeit off an easier comparison. In general, we had planned for those programs in aggregate to simply drive higher revenues. I think we got off to a good start but now we’ll need to keep pushing that in order to get the US revenues back to an appropriate level.

Jiong Shao:	Okay. Thanks, guys.

Bill Slakey:	Thank you.

Operator:	Thank you. Next question comes from Tal Liani from Merrill Lynch. Please go ahead.

Stan Kovler:	Hi. Good afternoon. It’s actually Stan Kovler for Tal. I was just wondering if you could go over from a high level the trends you are seeing in the carrier Ethernet space in light of some of the consolidation that is going on in the customer base for the integrators that are servicing a lot of the service providers and generally speaking, how you intend to attack this vertical. Is it through additional sales people, is it direct touch that you’re going after it and maybe a little bit more color on the differentiation between the 12K and some of the offerings that Cisco is offering products specifically for this market and Foundry and a slew of others. Just wondering if you could develop that story for us a little bit better.

Gordon Stitt:	Sure. So, in looking at the consolidation of both carriers and equipment providers, the Metro Ethernet business is based largely outside of North America. You know, there are Metro Ethernet services in North America but they are really pseudo-Ethernet services in a lot of cases where a carrier, an incumbent carrier, will run Ethernet over their Sonet network and deliver an Ethernet interface out to the customer. The bulk of the pure Ethernet carriers are outside the US and that would be in Europe and Asia and in Japan. So, from a geographic perspective, the consolidation of carriers is not having that level of impact because of it being largely outside the US. Our targets are incumbent carriers in small to mid-sized countries and the alternative carriers in mid to large markets. So, our market is fairly diverse. We do go outside the US. We go exclusively through channels and we use a direct touch approach.

You asked on the products competitively particularly the 12K versus Cisco. The 12K is differentiated in its ability to deliver on a broad range of services at very large scale. Hence, what we call multi-dimensional Ethernet. If we’re not the first, one of the first very few to deliver what’s called MAC-in-MAC technology which is a Layer 2 Ethernet VPN. Provides dramatic scale, particularly in the business network. I don’t believe either the companies that you mentioned, either Cisco or Foundry, have that capability yet or are delivering that yet. The other capabilities are specifically the capability for subscriber management and the bandwidth management at a reasonable scale. Frankly, Alcatel is the existing incumbent there and the leader. Cisco just introduced some product but my understanding is that the list price of a blade for 6509 for a single blade is actually about $90,000, making the blade more expensive than our entire platform. So, I think they have a very, very expensive solution and we haven’t seen to what extent it can scale.

Foundry tends to be in a different part of the network and I’m not aware of them having any of the subscriber management bandwidth capabilities or the content management capabilities. So, I hope that gives you a quick overview.

Stan Kovler:	Great thanks. And if I could just follow up with some quick housekeeping-related questions. As far as the product gross margin is concerned, I noticed some provisions for inventory that were increased. Could you possibly quantify what the impact on product gross margin was related to the obsolete inventory?

Bill Slakey:	Several hundred thousand dollars.

Stan Kovler:	Okay. And from looking at the R&D line, there is a significant drop-off this quarter in particular and just in light of the comments that you are making growing the security business and developing additional features, I was just wondering if you could talk about the evolution of that line going forward?

Bill Slakey:	Well, we’re not going to make specific projections as to what that’s going to be in dollar terms in any particular quarter. But, generally speaking as I mentioned, our operating expenses in total right now are below the sort of range we’ve laid out as a target so that might lead you to draw some conclusions. But we’re not going to make any specific projections on rates of change or specific numbers.

Gordon Stitt:	Just one comment there. You know, there is some lumpiness – clearly the engineering budget is comprised of certainly a lot of labor costs which is very predictable but there is also some project costs which tend to be lumpy and particularly when you look at building ASICs, so that can cause some quarter to quarter fluctuations even though from our perspective it represents a consistent level of investment.

Stan Kovler:	Great. Thank you.

Bill Slakey:	Thank you. Next question, please.

Operator:	Thanks. Next question comes from Jason Ader with Thomas Weisel Partners. Please go ahead.

Jason Ader:	Good afternoon, guys. Just wanted to ask you, Gordon, about some of the comments you made in the past about upgrade cycle in the LAN really getting going. I think we had talked about second half of ’05 and you know, obviously the results so far haven’t shown that that’s the case for Extreme. I’m just trying to get a sense of whether you have changed your tune there at all. You’re less bullish on the sort of upgrade cycle, you know, six-year upgrade cycle after Y2K. Or you still think it’s there and you’ve just haven’t executed.

Gordon Stitt:	I think it’s still there and I continually see examples of customers that we’ve won recently including this quarter where we are going in and upgrading systems that were either pre-Y2K or right around that time frame. So, the cycle is definitely still out there. We do see people holding on to gear longer than I would have expected and what we do see is what spurs them to have an upgrade cycle is a new capability and the two there particularly, the voice-over IP which does require a network upgrade and also security solutions, which can be a driver although a secondary driver of an upgrade.

And again, I think to give an accurate answer, you’d have to break it down by network size. Frankly, for a lot of small networks at the very low end of our business, a lot of the early Y2K stuff is perfectly fine unless they’re going to use voice. In a larger enterprise, because the needs have changed, those are a little more aggressive and upgrade.

Jason Ader:	So, as I think you started to say, you think it’s there but maybe it’s happened a little slower than you would have expected?

Gordon Stitt:	I’m sure it’s there and it has happened slower than we anticipated originally.

Jason Ader:	Okay. All right. And then, maybe we talked about North American and some of the issues there. But what has been, you know we talked about some of the advancements you want to make in sales and obviously you’ve lost some sales people and you don’t have the coverage. What has been the problem there? Why have you lost sales people? Why has the coverage not been what you had hoped for? Is there a specific product issue? Is there a leadership issue? What has been the main problem in North America that has caused the problems, because obviously in the other geographies, at least in Europe, you haven’t had any of these issues?

Gordon Stitt:	Yes, Europe has been very strong for us. You know, there are a lot of things certainly going on. One of the things that we’re doing is the redesign of our channel program and as I mentioned that’s been positively received. It’s gotten a lot of good comments from both new resellers and some old-timers that that’s a much better approach. We currently do not have a vice president in place in North America. That’s a slot that we want to fill as soon as possible and I have to believe that that has an impact there in not having that seat filled. So, we’re working hard to do that.

Jason Ader:	Okay, thanks. The last question for Bill, I think a lot of people are assuming that we take the real estate and then add it to the cash just sort of conceptually, in terms of your net cash position, but I’m assuming you’re going to have some leasing or renting expenses associated with moving into a new headquarters. So, how should we be thinking about that in terms of the cost of selling the real estate?

Bill Slakey:	Sure, as far as it relates to the purchase price, there’ll certainly be some transaction costs, modest transaction costs, and some move costs that will take a little bit off that from a cash standpoint. In terms of an income statement or operating expense standpoint going forward, I think that it is possible that we can make this move into another campus and leave operating expenses generally where they are now or if up only slightly and certainly not up enough to offset the benefits of having that much incremental cash on the balance sheets.

Jason Ader:	So how does that work? Today, are you paying, you own the property? You’re not paying rent or leasing it obviously. So, why would you not have additional costs?

Bill Slakey:	Yes, there’s a fair amount of depreciation that goes with owning this much land. It was originally purchased for $80 million. So there’s some of that that’s going on and there is costs and upkeep and such that in a leasing situation are often passed on to the landlord. Essentially, the economic logic of this transaction is that in the Santa Clara Valley right now, residential property is selling at a premium and commercial space is widely available, so I think it’s a good time for us to arbitrage that and essentially sell residential at the same time that commercial space is widely and inexpensively available.

Jason Ader:	Thanks a lot.

Bill Slakey:	Thank you.

Operator:	Thank you. Next question comes from William Becklean with Oppenheimer. Go ahead.

Priya Parasuraman:	Thanks, this is actually Priya Parasuraman for Bill. I was wondering were you also looking at adding additional reseller partners in the US or are you looking in most of the revenue growth going forward coming from existing resellers?

Gordon Stitt:	Yes, the answer is yes in that we are signing up new resellers. We also are putting in much stricter rules for reseller certification. So, what we’re doing is really rebalancing the reseller base. We’ll see some people that are not willing to make the investment going forward. We see others that want to work with us because we are requiring an investment and because we are providing tools.

So, I expect that our reseller base a year from now will be somewhat different that it is today. I’d also note just over the last year a shift in terms of having more resellers that are from the voice business that are selling converged solutions, where two years ago, most of our resellers are pure data sellers. Now, a lot of them are converged resellers. They sell voice solutions as well as data solutions. I think that mix will continue for awhile.

Priya Parasuraman:	Okay. You talked last quarter about deal slippages and I was wondering have those still in the pipeline or have they been lost to competitors?

Gordon Stitt:	Without naming specific deals, since we didn’t do that previously, there are some of those deals that I’m personally familiar with that have come in or I should say, that did come in during the quarter. There’s at least a couple that are still hanging out there. You know, a lot of those are with the schools and universities where the funding source has been a little uncertain and the deal has been won, but the district or university has not released the funds yet.

Priya Parasuraman:	Just one last one. In Japan, going forward, do you expect some increased competition to your 12K due to similar products from Cisco or Foundry and how do you expect that to shape up for you?

Gordon Stitt:	I don’t expect that Foundry will provide this type of capability in the near term. Their approach has been very different and they haven’t really been in the service delivery part of the network which is really where the volume is going to be. Also, in Japan, their experience level isn’t what ours is.

Priya Parasuraman:	Thank you.

Bill Slakey:	Okay, why don’t we take one last question, please.

Operator:	Our last question comes from Manny Recarey with Kaufman Brothers. Please go ahead.

Manny Recarey:	Thanks for getting me in under the wire there. You had spoken about adding sales people, the ones that you add within the territories start to contribute sooner than those outside the territory. So, it would be better to assume that your first focus would be on adding within the territories as opposed to looking for new markets?

Gordon Stitt:	Yes, that would be a fair statement, Manny. But it would always be first and foremost would be to get the best people that we can, but certainly we would prefer to have those in existing markets where we could build pipelines more quickly.

Manny Recarey:	Could you just talk a little bit about linearity in the quarter?

Bill Slakey:	Manny, this is Bill. Linearity was actually relative to the number we eventually ended up with, was actually a little better this quarter than some others. You see that in our DSOs.

Manny Recarey:	Okay. And then one last question. The 10 gigabit market. I think that you had mentioned in the last quarter that it was over 5 percent of revenue. Did that grow sequentially? Is it still above 5 percent?

Bill Slakey:	Manny, I’m not sure we have that at our fingertips.

Manny Recarey:	Okay, I’ll follow up with you afterwards then.

Bill Slakey:	Okay great. Thanks so much. Operator, I think we’re concluded.

Operator:	Please continue with any closing comments you may have.

Bill Slakey:	No particular closing comments. Thank you everyone. And for those who plan on being at the Interop in Las Vegas, we look forward to seeing you there.

Operator:	Thank you. Ladies and gentlemen, that concludes today’s teleconference. If you would like to listen to a replay of today’s conference, you may dial in at 303-590-3000 or 1-800-405-2236 followed by the access code of 11058294 and followed by the # sign.

Thank you again for your participation at today’s conference and at this time you may disconnect.

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